Exhibit (d)(5)

FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT

This First Amendment to the Confidentiality Agreement (this “Amendment”) is entered into and made effective as of November 4, 2025 (the “Effective Date”) by and between Eli Lilly and Company and its Affiliates, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, United States (“Lilly”), and Adverum Biotechnologies, Inc., having its principal place of business at 100 Cardinal Way, Redwood City, California 94063, United States (“Adverum”).

RECITALS

WHEREAS, Adverum and Lilly are parties to that certain Confidentiality Agreement dated November 4, 2024 (the “Agreement”); and

WHEREAS, Adverum and Lilly desire to amend the Agreement in accordance with the terms hereof.

NOW, THEREFORE, Adverum and Lilly agree as follows:

1.	Amendment to Term. Article VI (Term) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The term of this Agreement will expire on December 31, 2025 and the obligations of confidentiality and non-use shall apply to Confidential Information for the earlier of 5 years after the term expires or when such Confidential Information no longer qualifies as Confidential Information. Either party may terminate this Agreement for any reason upon 30 days’ prior written notice to the counterparty, but any such early termination will have no effect on the parties continuing obligations of confidentiality and non-use.”

2.	Defined Terms. Any capitalized terms not defined in this Amendment shall have the meaning set forth in the Agreement.

3.	No Other Amendments. Except as expressly amended by this Amendment, all terms and conditions of the Agreement remain unchanged and in full force and effect.

4.

Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws specified in the Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Scanned, electronic, and facsimile signatures shall be deemed original signatures.

ELI LILLY AND COMPANY AND ITS AFFILIATES

By:	/s/ Alessandro Placidi
Name:	Alessandro Placidi
Title:	Sr. Manager R&D Operations
Date:	06-Nov-2025

[Signature Page to First Amendment to Confidentiality Agreement]

ADVERUM BIOTECHNOLOGIES, INC.

By:	/s/ Aneta Ferguson
Name:	Aneta Ferguson
Title:	General Counsel
Date:	06-Nov-2025

[Signature Page to First Amendment to Confidentiality Agreement]